SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 25, 2006, at the NB&T Financial Group, Inc. 2006 Annual Meeting of Shareholders, the shareholders approved the NB&T Financial Group, Inc. 2006 Equity Plan (the “2006 Equity Plan”). A total of 270,000 common shares may be issued pursuant to awards granted under the 2006 Equity Plan. The 2006 Equity Plan will terminate on March 16, 2016, unless earlier terminated in accordance with the terms of the 2006 Equity Plan.

The 2006 Equity Plan provides that a nonqualified stock option to purchase 1,000 common shares of NB&T Financial Group, Inc. (“NBTF”) shall be granted to each non-employee director after such director’s first becoming a director and then after each annual meeting of shareholders. Such options will vest one third each year and must have an exercise price at least equal to the fair market value of NBTF common shares on the date of grant.

The 2006 Equity Plan also provides for the award of nonqualified stock options, incentive stock options, restricted stock and stock appreciation rights to employees, including officers. The selection of employees for awards and the timing, terms and conditions of such awards are subject to the discretion of the Board of Directors of NBTF, upon recommendation of the Compensation Committee, subject to the requirement that options to employees must vest at least one third each year after the date of grant, and the exercise price must be at least equal to the fair market value of the common shares of NBTF on the date of grant.

The 2006 Equity Plan may be terminated, suspended or amended by the Board of Directors or the Compensation Committee without shareholder approval except to the extent shareholder approval is required to satisfy certain securities laws or regulations, the Internal Revenue Code, or the rules of the applicable securities exchange, market or quotation system, or, without participant consent, to the extent that the termination, suspension or amendment would adversely affect any award already granted. On April 25, 2006, the Board of Directors amended the 2006 Equity Plan to correct a typographical error in the definition of “Stock” contained in the 2006 Plan.

A copy of the 2006 Equity Plan as amended is attached to this Form 8-K as Exhibit 10.1.

On April 26, 2006, an option to acquire 1,000 common shares of NBTF was awarded to each non-employee director pursuant to the 2006 Equity Plan. A copy of the form of award agreement approved by the Board of Directors on April 25, 2006, for the grant of such options is attached to this Form 8-K as Exhibit 10.2.

ITEM 1.02. Termination of a Material Definitive Agreement.

As set forth in the proxy statement for the 2006 Annual Meeting of Shareholders, the Board of Directors of NBTF terminated the InterCounty Bancshares, Inc. Nonqualified Stock Option Plan (the “Nonqualified Plan”) effective upon the approval by the shareholders of NBTF of the 2006 Equity Plan. The Nonqualified Plan provided for the issuance of nonqualified stock options to key employees of NBTF and its subsidiaries. The number of shares eligible for issuance pursuant to the Nonqualified Plan was 7% of the authorized and issued common shares of NBTF. Options were granted with exercise prices not less than the fair market value of the common shares of NBTF on the date of grant and had ten-year terms. Option awards were determined by the full Board of Directors, and the Board set the vesting schedule and other terms for each option. The termination of the Nonqualified Plan does not affect outstanding awards under the Nonqualified Plan, but no new awards will be granted.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	NB&T Financial Group, Inc. 2006 Equity Plan

10.2	Form of NB&T Financial Group, Inc. 2006 Equity Plan Award Agreement for Directors’ Nonqualified Stock Options

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin Senior Vice President, Chief Financial Officer

Date: April 28, 2006